EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 28th day of October, 2012 between BJ'S RESTAURANTS, INC., a California corporation (the “Company”) and GREGORY TROJAN (the “Executive”).

1.           Term.    Subject to the termination provisions of Section 7 below, the term of this Agreement (“Term”) shall commence on December 3, 2012 or, if later, the actual date on which Executive's employment with the Company commences (the "Commencement Date") and end on December 31, 2017 (“Termination Date”).  This Agreement shall automatically be extended for additional one year terms beyond the Termination Date (the “Extended Termination Date”) or the then current Extended Termination Date unless at least six months prior to the Termination Date or the then current Extended Termination Date, Executive or the Company shall have given written notice that he or it does not wish to extend the Agreement.  Notwithstanding anything to the contrary contained in this Agreement, notice of the Company’s intention not to extend the Agreement shall not be deemed to be a termination of Executive without Cause.

2.           Employment.   During the Term (and any extension thereof), Executive shall be employed as and hold the title of President.  Effective as of February 1, 2013 and through the remainder of the Term (and any extension thereof), Executive shall also hold the title of Chief Executive Officer ("CEO").  Executive, in his capacity as President, will have the full range of executive duties and responsibilities that are customary for public company President positions and, in his capacity as CEO, will have the full range of executive duties and responsibilities that are customary for public company CEO positions.  Executive shall have such other powers and duties as may be from time to time reasonably assigned to him by the Board of Directors of the Company (the “Board”).  Executive will also serve, at the request of the Board and for no additional compensation, as a director and/or officer of one or more of the Company's subsidiaries.  Executive shall devote substantially all of his time, attention and energies to the business and affairs of the Company.  The Company and the Board shall take all reasonable action within their control to cause Executive to be appointed or elected to the Board promptly following the Commencement Date and thereafter during the term of this Agreement.

3.           Salary.  The Company shall pay Executive salary at an annual rate of $850,000.00 less applicable deductions (the “Base Salary”).  Such Base Salary will be reviewed by the Compensation Committee of the Board at least annually but may not be decreased without consent of Executive.

4.           Annual Bonus Opportunity; Special Bonus.

(a)           Executive shall be eligible for an annual cash bonus (“Bonus”) opportunity which shall be targeted at no less than 80% of the Base Salary.  The actual amount of any annual Bonus shall be determined by the Board of Directors based upon performance criteria that will be established by the Compensation Committee of the Board of Directors after consultation with you each year.  The Bonus, if any, shall be paid in full as soon as the relevant information is reasonably available but in no event later than 74 days following the end of the Company's fiscal year in which earned.

(b)           In addition to the Bonus, Executive shall be entitled to receive a special signing bonus (the "Signing Bonus") in the amount of $350,000 (less applicable deductions) which shall be payable thirty (30) days after the Commencement Date or January 31, 2013, whichever is later.  In connection with the Company's grant of the Signing Bonus, Executive represents and warrants to the Company that he is not entitled to and shall forfeit any annual incentive bonus, severance or similar payment to which he would otherwise be entitled from his current employer (Guitar Center, Inc. or its affiliates) in connection with his decision to terminate his employment therewith (other than accrued but unpaid salary, accrued vacation, accrued car allowance, equity compensation, unpaid expense reimbursements and COBRA coverage, if applicable).

5.           Special Equity Grant.

(a)           Effective on the Commencement Date, Executive shall be granted an equity award (the "Award") under the Company's 2005 Equity Incentive Plan (as it may be amended from time to time, the "Plan") having an aggregate grant date value of $3,750,000 and consisting of a combination of (i) non-qualified stock options to purchase shares of Company common stock (the "Options") at an exercise price equal to the Fair Market Value (as defined in the Plan) of a share of Company common stock on the trading day immediately preceding the Commencement Date, and (ii) restricted stock units representing a right to receive shares of Company common stock or the value of such shares in cash on the vesting date ("RSUs").  The Fair Market  Value of the Options shall be determined by the Company using Black Scholes valuation methodology and RSUs shall be valued at the Fair Market Value of the underlying shares on the trading day immediately preceding the Commencement Date.  Such Options and RSUs shall not provide for “deferral of compensation” under Treasury Regulations Section 1.409A-1(b) pursuant to the exemptions described therein for certain stock rights and short-term deferrals, respectively.  Prior to the Commencement Date, Executive shall have the right to choose the allocation of the Award between RSUs and Options; provided however that (i) no more than fifty percent (50%) of the aggregate grant date value of the Award may be in the form of RSUs with the remainder of the Award being in Options, and (ii) if Executive fails to notify the Company of his preferred allocation between RSUs and Options prior to the Commencement Date, the Company shall have the right to determine such allocation in its sole discretion.

(b)           Options and RSUs shall be evidenced by the Company's standard forms of award agreements (related Notice of Grant and Grant Summary) consistent with the provisions of this Agreement and the Plan (each, an "Award Agreement" and collectively, the "Award Agreements").  Subject to the additional vesting and other provisions of Section 5(c) and (d) below, which shall be reflected in the Award Agreements, the Options and RSUs shall vest in five equal annual installments of twenty percent (20%) commencing on the first yearly anniversary of the Commencement Date and ending on the fifth yearly anniversary of the Commencement Date.  Options shall be exercisable by Executive at any time after vesting and shall expire on the tenth yearly anniversary of the grant date (the "Expiration Date").  The Award Agreement for the Options shall permit the purchase price for any shares of Company common stock subject to the Options to be paid by any means permitted under the Plan, as well as by “net exercise,” pursuant to which the number of shares issuable upon exercise of the Options shall be reduced by such number of shares as have an aggregate Fair Market Value equal to the aggregate exercise price (plus tax withholdings, if applicable).

(c)           Notwithstanding anything to the contrary contained in this Agreement or any Award Agreement, if, during the first twelve (12) months following the Commencement Date, Executive's employment is terminated by the Company without Cause (as defined in Section 7 of this Agreement) or by Executive with Good Reason (as defined in Section 7 of this Agreement), then the Awards shall automatically vest so that an aggregate of twenty percent (20%) of each of the Options and RSUs shall be vested as of the date of termination of employment.  Except as specifically provided in this Section 5(c), if Executive's employment terminates for any reason, the unvested portion of any Options or RSUs granted as part of the Award shall not vest and shall immediately terminate.

(d)           In the event Executive is terminated by the Company without Cause, resigns for Good Reason, dies or suffers a Disability during the Term, Executive (or his estate or designated representative) shall have twelve (12) months to exercise any Options to the extent such Options were vested on or before the date of death or Disability (but not beyond the Expiration Date), after which time the Options shall expire.  In the event Executive resigns without Good Reason, Executive will have ninety (90) days following termination of employment to exercise any vested Options.  If Executive is terminated by the Company for Cause, the Options shall expire on the date of such termination.

6.           Benefits.

(a)           Executive shall be entitled to paid vacation and business expense reimbursement in accordance with the Company’s policies.  Executive shall also be entitled to participate with other similarly situated executive officers of the Company based on position, tenure and salary in any plan of the Company relating to health insurance, stock purchases, pension, thrift, profit sharing, life insurance, disability insurance, education, or other retirement or executive benefits that the Company has adopted or may hereafter adopt for the benefit of its executive officers.  The Company shall use its best efforts to have its insurance providers credit Executive’s service with his current employer toward any waiting period required to participate in the Company’s health insurance and other benefits and to waive any in-network or out-of-network deductible for the current plan year.  In the event that an insurance provider does not waive any waiting period, the Company shall reimburse Executive, in accordance with the Company’s expense reimbursement policies, for premiums paid by Executive pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for continuation coverage through the date on which he enters the Company’s benefit plans, which reimbursement shall include an additional amount such that after satisfaction of all taxes reasonably anticipated to be owed by Executive on such payment Executive shall retain an amount equal to the gross value of Executive’s COBRA premium payments.  In the event that an insurance provider does not waive any in-network or out-of-network deductible, the Company shall reimburse Executive, in accordance with the Company’s expense reimbursement policies, for deductibles paid by Executive under the Company’s health insurance and other benefit plans for the current plan year, which reimbursement shall include an additional amount such that after satisfaction of all taxes reasonably anticipated to be owed by Executive on such payment Executive shall retain an amount equal to the gross value of Executive’s deductible payments.

(b)           Executive shall be entitled to a car allowance of $1,800 per month; provided, however, that the Company may, with the Executive's consent, substitute a company-provided leased vehicle in lieu of the car allowance so long as the Company expense associated with such lease vehicle (lease payments, license, taxes and insurance) does not exceed $1,800 per month.

(c)           Executive shall be reimbursed for his reasonable legal fees incurred in connection with negotiating and drafting this agreement up to a maximum of $20,000.

(d)           The Company shall pay all unreimbursed out-of-pocket costs associated with an annual physical examination of Executive, such amount not to exceed $3,000 per year.

7.           Termination; Severance.

           (a)           Executive’s employment may be terminated by the Company at any time with or without Cause by delivery of written notice of termination to Executive.  Upon any termination of Executive's employment for any reason, Executive shall automatically be deemed to have resigned all positions as an officer of the Company and any subsidiary of the Company.  Unless otherwise requested by the Board, Executive shall be deemed to have resigned from his position as a director of the Company and any subsidiaries upon termination of his employment for any reason.

(b)           Subject to the provisions of Sections 7(c) and (d) below, in the event the Company terminates Executive without Cause (for reasons other than his death or Disability) or Executive resigns for Good Reason, in addition to any accrued but unpaid compensation due to him under applicable law, any vesting and/or payout of Awards pursuant to Section 5, any earned but unpaid Bonus for the fiscal year ending immediately before the year of termination of employment, and any Other Benefits (as defined below), he shall be entitled to receive a lump sum cash payment sixty (60) days following the date of his Separation from Service (as defined in Section 9 below) equal to 100% of Executive's then current Base Salary; provided, however, that if such Separation from Service occurs prior to the second yearly anniversary of the Commencement Date, the lump sum cash payment shall equal 200% of Executive's then current Base Salary.  It shall be a condition to receipt of the lump sum cash payment described in this Section 7(b) that Executive shall execute the Company’s standard form of general release of the Company and its affiliates, which release shall be provided to Executive no later than the date of his Separation from Service.

(c)           In the event Executive resigns or voluntarily terminates his employment for any reason (other than for Good Reason) or Executive’s employment is terminated for Cause or as a result of his death or Disability, in addition to any amounts required to be paid pursuant to Section 5, the Company shall only be required to pay Executive (i)  any unpaid Base Salary and accrued vacation pay earned prior to the date of Executive’s termination, (ii) any unpaid reimbursements due Executive for expenses incurred by Executive prior to the date of Executive’s termination, (iii) any accrued but unpaid car allowance accrued prior to the date of Executive’s termination, and (iv) any benefits that are required, or to which Executive is entitled, under any plan, contract or arrangement maintained by the Company as of the end of his employment, in each case on the date on which such payment or benefit would otherwise have been payable to Executive under the Company’s payroll practices or the terms of the applicable contract or plan (or, in the case of accrued vacation day, on the 60th day following the date of Executive’s Separation from Service),; provided, however, nothing in this clause (iv) shall require the continuation of such benefits following termination unless such continuation is required under applicable law or the specific terms of the plan, contract or arrangement (together, the “Other Benefits”).

(d)           For purposes of this Agreement, “Cause” shall mean (i) an act or acts of dishonesty undertaken by Executive and intended to result in material personal gain or enrichment of Executive or others at the expense of the Company, (ii) gross misconduct that is willful or deliberate on Executive’s part and that, in either event, is materially injurious to the Company, (iii) the conviction or plea of nolo contendere of Executive of a felony, (iv) the commission by Executive of any act involving moral turpitude which (A) brings the Company or any of its affiliates into public disrepute or disgrace, or (B) causes material injury to the customer relations, operations or the business prospects of the Company or its affiliates, in each case notwithstanding written notice of objection from the Board and the expiration of a 30-day cure period, (v) the ongoing and repeated material neglect of his duties on a general basis (other than as a result of illness or Disability), notwithstanding written notice of objection from the Board and the expiration of a 30 day cure period, or (vi) the material breach of any terms and conditions of this Agreement by Executive, which breach has not been cured by Executive within 30 days after written notice thereof to Executive from the Company.  The cessation of employment by Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire non-employee membership of the Board (for the sake of clarity, not including Executive) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, one or more causes for termination exist under this Section 7(d), and specifying the particulars thereof in detail.

(e)            For purposes of this Agreement, "Good Reason" shall mean:

(i)           the appointment of any individual other than Gerald W. Deitchle as CEO prior to February 1, 2013;

(ii)           the failure to appoint Executive as CEO effective as of February 1, 2013;

(iii)           any removal of Executive from his then-current offices (which shall not be deemed to include his role as Chairman in the event he is then serving in such capacity), or any failure by the Company to nominate or seek re-election of Executive to the Board of Directors, except in connection with termination of Executive’s employment for death, Disability, Cause or his voluntary resignation;

(iv)           any involuntary material reduction in Executive's then-current Base Salary or any involuntary material reduction in Executive's comprehensive benefit package (other than changes, if any, required by group insurance carriers applicable to all persons covered under such plans or changes required under applicable law);

(v)           the assignment to Executive of duties that represent or constitute a material adverse change in Executive’s position, duties, responsibilities and status with the Company;

(vi)           an involuntary material adverse change in Executive's authorities or reporting responsibilities; except in connection with the termination of Executive's employment for Cause, upon the Disability or death of Executive, or upon the voluntary resignation by Executive;

(vii)           a relocation of the Company’s principal executive offices to a location that is more than 60 miles from the location of Executive’s primary residence as of the date of this Agreement (La Cañada Flintridge, California) that was not recommended by the Executive to the Board; or

(viii)           the material breach of any terms and conditions of this Agreement by the Company, including without limitation Section 13;

provided, however, that a termination shall not be considered for Good Reason unless Executive has given notice to the Company of the event constituting Good Reason within ninety (90) days of the initial occurrence thereof, such event has not been cured by the Company within thirty (30) days after written notice thereof to the Company from Executive, and Executive resigns no later than 180 days after the initial occurrence of such event.  Notwithstanding anything to the contrary contained in this Agreement, notice of the Company’s intention not to extend the Agreement shall not be deemed to be Good Reason.

(f)           Notwithstanding any other provision hereof, any amounts payable to Executive under this Section 7 during the first six months and one day following the date of Executive’s Separation from Service pursuant to this Section 7 that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, shall be deferred until the date six months and one day following such Separation from Service (or if earlier, the date of Executive’s death) to the extent necessary to avoid adverse tax consequences under Section 409A, and if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled to during the period following the date of Separation from Service if the deferral had not been required.  Subsequent payments shall be made in accordance with the dates and terms set forth herein.

(g)           For purposes of this Agreement, "Disability" shall mean Executive’s incapacity due to physical or mental illness which has resulted in him being absent from the full time performance of substantially all of his material duties with the Company for 90 consecutive days or 180 days total within any 12-month period, as determined in good faith by the Board.

           8.           Covenants.

(a)           Confidential Information.  During the term of this Agreement and thereafter, Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law or court order, disclose to others for use, whether directly or indirectly, any Confidential Information regarding the Company.  “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public or that does not otherwise become available to the general public, and that was learned by Executive in the course of his employment by the Company, including, without limitation, any data, formulae, recipes, methods, information, proprietary knowledge, trade secrets and client and customer lists and all papers, resumes, records and other documents containing such Confidential Information.  Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage.  Upon the termination of his employment, Executive will promptly deliver to the Company all documents, maintained in any format, including electronic or print, (and all copies thereof) in his possession containing any Confidential Information.

(b)           Noncompetition.  Except as otherwise provided herein, Executive agrees that during the term of this Agreement he will not, directly or indirectly, without the prior written consent of the Company, provide consulting services with or without pay, or own, manage, operate, join, control, participate in, or be connected as a stockholder, partner, or otherwise with any business, individual, partner, firm, corporation, or other entity which is then in competition with the Company or any present affiliate of the Company in the industry of owning or operating full-menu table service casual dining restaurants; provided, however, that the “beneficial ownership” by Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d under the Securities Exchange Act of 1934, as amended (the "Exchange Act") of not more than 5% of the voting stock of any corporation shall not be a violation of this Agreement.  Notwithstanding the foregoing, Executive shall be permitted to maintain his directorship with Domino’s Pizza, Inc., and Executive shall be permitted to maintain any other ownership interests and directorship approved by the Company’s Board prior to the Commencement Date so long as they do not interfere with the performance of his duties and do not constitute competitive activities.

(c)           Right to Company Materials.  Executive agrees that all styles, designs, recipes, lists, materials, books, files, reports, correspondence, records, and other documents (“Company Material”) used, prepared, or made available to Executive, shall be and shall remain the property of the Company.  Upon the termination of his employment and/or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and Executive shall not make or retain any copies thereof.

(d)           Non-Solicitation.  Executive understands and agrees that in the course of employment with the Company, Executive will obtain access to and/or acquire Company trade secrets, including Confidential Information, which are solely the property of the Company.  Therefore, to protect such trade secrets, Executive promises and agrees that during the term of this Agreement, and for a period of one year thereafter, he will not actively solicit or assist or instruct others in soliciting any employees, customers, franchisees, landlords, or suppliers of the Company or any of its present or future subsidiaries or affiliates, to divert their employment or business to or with any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.  The Company acknowledges in this regard that its customers, landlords and suppliers do have existing relationships and likely will have future relationships with the Company’s direct and indirect competitors in the restaurant industry in the ordinary course of their activities.  For purposes of this Section 8, “solicit” shall not include general advertisements or other communications in any media not targeted specifically at such employees, customers, franchisees, landlords, or suppliers, and any responses by such persons thereto.

(e)           Non-disparagement.  Except for statements of fact, internal Company communications relating to the performance of the Company, disclosures required under applicable law or in connection with any legal proceedings with respect to which Executive is a party or witness, Executive will not make any disparaging remarks regarding the Company at any time during or after the termination of his employment with the Company. Except for statements of fact, internal communications relating to the performance of Executive, and disclosures required under applicable law or in connection with any legal proceedings with respect to which the Company is a party or witness, the Company will not make any disparaging remarks regarding Executive at any time during or after the termination of his employment with the Company.

9.           Code Sections 280G and 409A.

(a)           Notwithstanding any other provision of this Agreement, in the event that Executive becomes entitled to receive or receives any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock options or restricted stock) under this Agreement or under any other plan, agreement or arrangement with the Company, from any person whose actions result in any change described in Section 280G(b)(2)(A)(i) (a “Section 280G Transaction”) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (the "Code") or from any person affiliated with the Company or such person (collectively, the “Payments”) that may separately or in the aggregate constitute “parachute payments” within the meaning of Code Section 280G and it is determined that, but for this Section 9(a), any of the Payments will be subject to any excise tax pursuant to Code Section 4999 or any similar or successor provision (the “Excise Tax”), the Company shall pay to Executive either (i) the full amount of the Company Payments (as defined below) or (ii) an amount equal to the Company Payments (as defined below), reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Code Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by Executive, on an after-tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.  For purposes of determining whether Executive would receive a greater after-tax benefit from receipt of the Capped Payments than from receipt of the full amount of the Payments, (i) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by Executive in respect of the receipt of such payments and (ii) such payments shall be deemed to be subject to federal income taxes at the highest rate of federal income taxation applicable to individuals that is in effect for the calendar year in which the benefits are to be paid, and state and local income taxes at the highest rate of taxation applicable to individuals in the state and locality of employee’s residence on the effective date of the Section 280G Transaction, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (as determined by assuming that such deduction is subject to the maximum limitation applicable to itemized deductions under Code Section 68 and any other limitations applicable to the deduction of state and local income taxes under the Code).

(b)              In the event that Section 9(a) applies and a reduction is required to be applied to the Company Payments thereunder, the Company Payments shall be reduced by the Company in its reasonable discretion in the following order and in a manner that complies with Code Section 409A (as determined by the Company): (i) reduction of any cash payments otherwise payable to Executive that are exempt from Code Section 409A; (ii) reduction of any cash payments otherwise payable to Executive that are subject Code Section 409A on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company, (iii) cancellation of accelerated vesting of equity awards (other than stock options) that are exempt from Code Section 409A; (iv) cancellation of accelerated vesting of stock options that are exempt from Code Section 409A; and (v) reduction of any other payments and benefits otherwise payable to the Executive by the Company on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company.  If acceleration of vesting of Executive’s stock options or other equity awards is to be reduced pursuant to clauses (iii) or (iv) of the immediately preceding sentence, such acceleration of vesting shall be accomplished by first canceling such acceleration for the vesting installment that will vest last and continuing to the extent necessary by canceling such acceleration for the next vesting installment with the latest vesting.  For purposes of this Section 9, the term “Company Payments” means any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock options or restricted stock) under this Agreement or under any other plan, agreement or arrangement with the Company.

(c)             All calculations and determinations under this Section 9, including application and interpretation of the Code and related regulatory, administrative and judicial authorities, shall be made by an accounting firm selected by the Company and reasonably acceptable to Executive which is designated as one of the four largest accounting firms in the United States (the “Accounting Firm”).  All determinations made by the Accounting Firm under this Section 9 shall be conclusive and binding on both the Company and Executive, and the Company shall cause the Accounting Firm to provide its determinations and any supporting calculations with respect to Executive to the Company and Executive.  The Company shall bear all fees and expenses charged by the Accounting Firm in connection with its services.  For purposes of making the calculations and determinations under this Section 9, after taking into account the information provided by the Company and Executive, the Accounting Firm may make reasonable, good faith assumptions and approximations concerning the application of Code Sections 280G and 4999.  The Company and Executive shall furnish the Accounting Firm with such information and documents as the Accounting Firm may reasonably request to assist the Accounting Firm in making calculations and determinations under this Section 9.

(d)           The parties agree that all provisions of this Agreement are intended to meet, and to operate in accordance with, in all material respects, the requirements of paragraphs (2), (3), and (4) of Section 409A(a) of the Code, and any guidance from the Department of Treasury or Internal Revenue Service thereunder, but only to the extent any compensation or benefits provided hereunder are not excepted or excluded from such requirements pursuant to the short-term deferral exception described in Treasury Regulations Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulations Section 1.409A-1(b)(9)(iii), or otherwise.  In this regard each severance payment under Section 7 of this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.    Where ambiguity or uncertainty exists, this Agreement shall be interpreted in a manner which would qualify any compensation payable hereunder to satisfy the requirements for exception to or exclusion from Section 409A and the taxes imposed thereunder.  In the event either party reasonably determines any item payable by the Company to the Executive pursuant to this Agreement that is not subject to a substantial risk of forfeiture would not meet, or is reasonably likely not to meet, the requirements of paragraphs (2), (3) and (4) of Section 409A, or to qualify as excepted or excluded from Section 409A, such party shall notify the other in writing.  Any such notice shall specify in reasonable detail the basis and reasons for such party’s determination.  The parties agree to negotiate in good faith the terms and conditions of an amendment to this Agreement and to avoid the inclusion of such item in a tax year before the Executive’s actual receipt of such item of income; provided, however, nothing in this Section 9 shall be construed or interpreted to require the Company to increase any amounts payable to the Executive pursuant to this Agreement or to consent to any amendment that would materially and adversely change the Company’s financial, accounting or tax treatment of the payments to the Executive under this Agreement.  Any item payable under this Agreement that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code, shall not be paid or commence to be paid before the later of (a) six months after the date of the Executive’s Separation from Service and (b) the payment date or commencement date specified in this Agreement for such item.

Any payment or benefit due upon a termination of Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A of the Code shall be paid or provided to Executive only upon a Separation from Service.

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(e)           In any case where Executive’s Separation from Service and the date by which Executive is required to deliver a release pursuant to Section 7(b) fall in two separate taxable years, any amount required to be paid to Executive that is conditioned on the effectiveness of a release and is treated as nonqualified deferred compensation for purposes of Code Section 409A shall be paid in the later taxable year.

(f)           For purposes of this Agreement, "Separation from Service" shall mean a "separation from service" within the meaning of Section 409A(2)(A)(i) of the Code and the underlying Treasury Regulations.  Notwithstanding anything to the contrary contained in this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “Separation from Service.”

10.           Indemnity.  The Company shall to the extent permitted and required by law, indemnify and hold Executive harmless from costs, expense or liability arising out of or relating to any acts or decisions made by Executive in the course of his employment to the same extent the Company indemnifies and holds harmless other officers and directors of the Company in accordance with the Company’s established policies.  This indemnity shall include, without limitation, advancing Executive attorneys’ fees to the fullest extent permitted by applicable law.  The Company agrees to continuously maintain directors and officers' liability insurance with reasonable limits of coverage at least equal to those in effect on the Commencement Date  (unless Executive has voted in favor of a reduction in such coverage as a member of the Board of Directors or has implemented a reduction in his capacity as an executive officer of the Company without a vote of the Board of Directors) and to include Executive within said coverage while Executive is employed by the Company and for at least six (6) years after the termination of Executive's employment by the Company.

11.           Representations and Warranties; Compliance With Company Policies.

(a)           Executive hereby represents and warrants as follows to the Company as a material inducement for the Company to enter into this Agreement:

(i)           Neither Executive nor any prior employer of Executive or any entity with respect to which Executive has served as a director, officer, manager or greater than 5% beneficial owner, was permanently denied a liquor license primarily and directly as a result of Executive's activities; and

(ii)           Executive is not subject to any agreements or restrictive covenants with prior employers that would have a material adverse impact on the Company’s operations or materially interfere with Executive's performance of his obligations hereunder.

(b)           Executive understands and agrees that, as an officer and director of a publicly traded company subject to the reporting requirements under the Exchange Act and the listing and other requirements of applicable securities exchanges, he will be subject to and agrees to abide by Company policies applicable to executive officers and/or directors of the Company as in effect from time to time (including, without limit, insider trading policies and a Code of Integrity, Ethics and Conduct, copies of which have been provided to Executive) (collectively, the "Company Policies").  Executive acknowledges and agrees that such Company Policies and the application thereof to Executive and other officers and/or directors of the Company shall not constitute grounds for a Good Reason termination by Executive.

12.           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13.           Assumption by Successor.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes this Agreement by operation of law, or otherwise

14.           Arbitration.  Except as provided herein, any controversy or claim arising out of or relating in any way to this Agreement or the breach thereof, or Executive's employment and any statutory claims including all claims of employment discrimination shall be subject to private and confidential arbitration in Orange County or Los Angeles, California in accordance with the laws of the State of California.  The arbitration shall be conducted in a procedurally fair manner by a mutually agreed upon neutral arbitrator selected in accordance with the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association or if none can be mutually agreed upon, then by one arbitrator appointed pursuant to the Rules. The arbitration shall be conducted confidentially in accordance with the Rules.  The arbitration fees shall be paid by the Company.  Each party shall have the right to conduct discovery including depositions, requests for production of documents and such other discovery as permitted under the Rules or ordered by the arbitrator.  The statute of limitations or any cause of action shall be that prescribed by law.  The arbitrator shall have the authority to award any damages authorized by law for the claims presented including punitive damages and shall have the authority to award reasonable attorneys’ fees to the prevailing party in accordance with applicable law.  The decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties.  The award shall be in writing in accordance with the Rules, and shall be subject to judicial enforcement in accordance with California law.  Notwithstanding anything to the contrary contained in this Section 14, nothing herein shall prevent or restrict the Company or Executive from seeking provisional injunctive relief from any forum having competent jurisdiction over the parties.

15.           Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement constitutes the entire understanding of the parties hereto as to the subject matter hereof and supersedes any prior oral or written agreements between the parties relating to the subject matter hereof.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

[Signature page immediately follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first indicated above.

BJ'S RESTAURANTS, INC.

By:___/s/ Greg Levin___________________________
        Greg Levin, Chief Financial Officer

By:____/s/ Peter A. Bassi________________________
       Peter A. Bassi, Lead Independent Director

EXECUTIVE:

___/s/ Gregory Trojan___________________________

GREGORY TROJAN